EXHIBIT 10.1

AMENDMENT NO. 4 TO

EMPLOYMENT AGREEMENT

FOR KEITH JACKSON

WHEREAS, ON Semiconductor Corporation (“Company”) and Keith Jackson (“Executive”) entered into an Employment Agreement dated as of November 10, 2002 (“Agreement”);

WHEREAS, all defined terms used herein shall have the meanings set forth in the Agreement unless specifically defined herein;

WHEREAS, as of November 19, 2002, the Company and the Executive entered into Amendment No. 1 to the Agreement clarifying the Effective Date of the Agreement;

WHEREAS, as of March 21, 2003, the Company and the Executive entered into Amendment No. 2 to the Agreement clarifying the Option to purchase shares of common stock of the Company;

WHEREAS, as of May 19, 2005, the Company and the Executive entered into Amendment No. 3 to the Agreement to increase the maximum target bonus percentage to 80% of his Base Salary;

WHEREAS, as of February 14, 2006 and February 13, 2006 the Board of Directors (“Board”) and Compensation Committee (“Committee”), respectively, considered and approved an increase, effective January 1, 2006, of the maximum target bonus percentage for the Executive from 80% to 100% of his Base Salary during the applicable Performance Cycle under a bonus Program established and approved by the Board; and

WHEREAS, the Company and the Executive now wish to amend the Agreement to reflect the increase to the maximum target bonus percentage to 100% consistent with the Board’s and Committee’s approvals and make certain related conforming changes to the Agreement.

NOW, THEREFORE, for mutual consideration the receipt of which is hereby acknowledged, the Agreement is hereby amended as follows:

1. Effective January 1, 2006, Section 2(b) of the Agreement related to “Compensation” is hereby amended by replacing such section in its entirety with the following:

“(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the bonus program established and approved by the Board (the “Program”) and, pursuant to the Program, the Executive may earn a bonus (the “Bonus”) on an annual or other performance period basis (a “Performance Cycle”) up to a maximum target of 100% of Base Salary paid during the applicable Performance Cycle or an additional amount as approved by the Board under the Program and in each case based on certain performance criteria; provided that the Executive is actively employed by the Company on the date the

Bonuses are paid under the Program, except as provided in Section 5(a) herein. The Bonus may be paid annually or more frequently depending upon the Performance Cycle, as determined by the Board and pursuant to the Program. The Bonus will be specified by the Board, and the Bonus will be reviewed at least annually by the Board.”

2. Except as otherwise specifically provided in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the 14th day of February 2006.

EXECUTIVE:	Keith Jackson, in his individual capacity

	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

CORPORATION:	ON Semiconductor Corporation

	By:	/s/ COLLEEN MCKEOWN
	Name:	Colleen McKeown
	Title:	Vice President, Global Human Resources